FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044 Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES OFFICER CHANGE AND
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, April 22, 2013 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors elected James R. Neill to the position of Senior Vice President – Employee Development and HR Services. Mr. Neill was previously Senior Vice President of Human Resources at Motion Industries, the Company’s industrial distribution company. In his new role, Mr. Neill will report directly to Bruce Clayton, Senior Vice President of Human Resources for the Company.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, commented, “Jim joined Motion Industries seven years ago after firmly establishing himself as an excellent leader and executive in a variety of human resources roles over his career. He has done an outstanding job in leading Motion’s HR organization and is well deserving of this promotion. We look forward to the valuable experience Jim is sure to bring to our corporate HR team.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of fifty-three and three-quarter cents ($.5375) per share on the Company’s common stock.

The dividend is payable July 1, 2013 to shareholders of record June 7, 2013.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts and accessories in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2012 revenues of $13.0 billion.